Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS THIRD QUARTER OPERATING INCOME OF $133 MILLION, OR $1.27 PER DILUTED COMMON SHARE

For the third quarter of 2014, the Company reports:

•	Net income available to common shareholders of $279 million

•	Annualized return on average common equity of 21.2%

•	Annualized operating return on average common equity of 10.1%

•	Diluted book value per common share of $49.88

Pembroke, Bermuda, October 29, 2014 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the third quarter of 2014 of $279 million, or $2.68 per diluted common share, compared with $137 million, or $1.21 per diluted common share, for the third quarter of 2013. Net income available to common shareholders for the nine months ended September 30, 2014, was $607 million, or $5.68 per diluted common share, compared with $512 million, or $4.41 per diluted common share, for the corresponding period of 2013.

Operating income1 for the third quarter of 2014 was $133 million, or $1.27 per diluted common share, compared with $197 million, or $1.74 per diluted common share, for the third quarter of 2013. For the nine months ended September 30, 2014, AXIS Capital reported operating income of $443 million, or $4.14 per diluted common share, compared with $474 million, or $4.08 per diluted common share, for the first nine months of 2013.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Third Quarter Highlights2

•	Gross premiums written decreased 1% to $897 million, with the decrease of 3% in our insurance segment premiums partially offset by increases in written premiums of 3% in our reinsurance segment;

•	Net premiums written decreased 4% to $687 million;

•	Net premiums earned increased 2% to $966 million;

•	Combined ratio of 92.2%, compared to 86.3%;

•	Current accident year loss ratio of 63.8%, compared to 61.5%;

•
Estimated natural catastrophe and weather-related pre-tax net losses of $22 million, primarily related to weather events in North America, compared to $51 million (net of reinstatement premiums) incurred during the third quarter of 2013;

•	Net favorable prior year reserve development of $65 million (benefiting the combined ratio by 6.7 points), compared to $80 million (benefiting the combined ratio by 8.4 points);

•	Net investment income of $67 million, compared to $103 million;

•	Pre-tax total return on cash and investments of (0.7%), compared to 1.4%;

•	Net income available to common shareholders of $279 million and annualized return on average common equity of 21.2%, compared to $137 million and 10.9%;

•	Operating income of $133 million, representing an annualized operating return on average common equity of 10.1%, compared to $197 million and 15.6%;

•	Net cash flows from operations of $343 million, compared to $432 million;

•	Share repurchases during the quarter totaling $150 million;

•	Diluted book value per common share of $49.88, up 0.4% compared to prior quarter and representing a 12% increase over the last 12 months;

•	Dividends declared of $0.27 per common share, with the total common dividends declared of $1.08 per share over the past twelve months;

•	Growth in diluted book value per common share adjusted for dividends of $0.46, or 1%, per common share for the quarter and $6.36, or 14%, per common share over the past twelve months.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the third quarter 2014 financial results, Albert Benchimol, President and CEO of AXIS Capital, said "We are pleased to report third quarter operating income of $133 million, or $1.27 per diluted share, and annualized operating ROE of 10.1%. We delivered strong underwriting results reflecting low catastrophe losses in the quarter, ongoing favorable reserve development and the value of our diversification, as well as the benefits of a more holistic approach to risk management. Investment results, however, were encumbered by the weak returns of the global equity markets. Our diluted book value per share adjusted for dividends, a key measure of shareholder value creation, is now 14% above last year's level. Against a backdrop of more challenging market conditions, we believe our market reputation for superior service, strong capital and superior ratings will allow AXIS to enhance its position and access profitable business. We will continue to balance prudent growth and active capital management. So far this year, we have repurchased 9% of our beginning outstanding common shares, for aggregate consideration of $469 million, thus returning to shareholders 126% of the year-to-date operating income in the form of dividends and share repurchases."

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $555 million in the quarter ended September 30, 2014, down $19 million, or 3%, from the third quarter of 2013. Our accident and health and professional lines drove the decrease in premiums that was partially offset by growth in our aviation lines. Accident and health lines were impacted by a decrease in reinsurance premiums primarily due to timing differences, while the professional lines decrease was driven by the continued reshaping of our U.S. D&O portfolio. These decreases were partially offset by our aviation lines, which were positively impacted by timing of renewals of certain policies and new business. Gross premiums written in the first nine months of 2014 were $1.9 billion, a decrease of 2% compared to the same period of 2013. Reductions in the property lines, driven by continuing competitive market conditions, and decreases in the professional lines, impacted by the changes to our U.S. D&O book, were the primary drivers of the decrease, which was partially offset by growth in our liability lines in the U.S. casualty markets, increases in aviation lines driven by timing differences and new business and the accident and health lines, which benefitted primarily from higher renewal premiums.

Net premiums written were $364 million in the third quarter of 2014, a decrease of 8% for the current quarter compared to the third quarter of 2013 reflecting the decreases in gross premiums written, and an

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

increase in premiums ceded due to increased reinsurance protection purchased primarily in our professional lines of business.

In the nine months ended September 30, 2014 net premiums written were $1.4 billion, with a decrease of 2% compared to the same period of 2013 in line with the decrease in gross premiums written.

Net premiums earned increased by 3% and 8% in the three and nine months ended September 30, 2014, respectively, over the comparative periods in 2013 and reflected growth in professional, accident and health and liability lines in recent periods.

Our insurance segment reported underwriting income of $16 million for the current quarter, compared to $89 million for the third quarter of 2013. The current quarter’s underwriting results reflected a combined ratio of 96.6%, compared with 80.4% in the prior year quarter. The segment’s current accident year loss ratio increased from 55.9% in the third quarter of 2013 to 64.7% this quarter. The segment's current accident year loss ratio in the third quarter of 2014 was impacted by a higher underlying loss ratio for the property classes of business reflecting recent loss experience, and a change in the business mix with a shift toward less volatile lines of business that carry a higher loss ratio. In addition, the third quarter of 2014 was impacted by aggregate pre-tax catastrophe and weather-related net losses of $19 million, or 4.1 points, primarily related to weather losses in North America. Comparatively, the third quarter of 2013 did not include any significant losses emanating from natural catastrophe and weather-related events.

Net favorable prior year loss reserve development was $9 million, or 2.1 points, this quarter compared to $34 million, or 7.6 points, in the third quarter of 2013.

The segment's acquisition cost ratio increased for both the quarter and the year to date, due primarily to changes in business mix and a reduction in commissions received following the reductions in our ceded reinsurance programs implemented throughout 2013.

For the nine months ended September 30, 2014, we recognized an underwriting income of $45 million compared to $74 million for the same period of 2013. The variance was primarily driven by an increase in the current accident year loss ratio due to the same factors that impacted the quarterly result as well as a higher loss ratio for U.S. D&O classes established in Q4 2013 for business written in 2013, which continues to earn in 2014. This was partially offset by a reduction in the year-to-date natural catastrophe

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

and weather-related losses of $42 million and an increase in favorable prior year loss reserve development of $8 million.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $342 million in the third quarter of 2014, up $12 million, or 3%, from the third quarter of 2013. The increase in the gross premiums written was primarily due to growth in the liability lines, driven by new multi-year quota share business, and was partially offset by decreases in our agriculture, professional and property lines.

For the nine months ended September 30, 2014, gross premiums written were $2.0 billion, up 6% from the comparative period in 2013. The segment's gross premiums written in the nine months ended September 30, 2014 were significantly impacted by a number of treaties written on a multi-year basis, especially in the liability, property and catastrophe lines, and include $131 million of premiums that relate to future underwriting years. After adjusting for the impact of the multi-year contracts, gross premiums written have remained consistent with the same period of 2013, with growth in liability, motor and agriculture lines offset by decreases in catastrophe and property lines.

Net premiums earned increased by 1% and 3% for the three and nine months ended September 30, 2014, respectively, over the comparative periods in 2013 primarily reflecting growth in the business written in recent periods in the liability, professional and motor lines.

Our reinsurance segment reported underwriting income of $98 million for the current quarter, compared to $64 million for the third quarter of 2013. The segment’s combined ratio decreased to 82.1% for the current quarter, compared to 87.1% in the third quarter of 2013. This included a decrease in the current accident year loss ratio from 66.6% in the third quarter of 2013 to 63.0% this quarter. Current quarter's results included an insignificant amount of losses related to natural catastrophe and weather-related losses. Comparatively, the third quarter of 2013 included aggregate pre-tax net losses emanating from such events of $51 million (net of reinstatement premiums). After adjusting for the impact of the natural catastrophe and weather-related losses, the current accident year loss ratio increased by 6.1 points, primarily due to an increase in the agriculture loss provisions following a significant drop in agriculture commodity prices during the quarter. These provisions were partially offset by an increase in the value of our agriculture hedges, which are reported as part of our other insurance related income. In addition, the recovery of the agriculture reserves that were ceded to our third-party reinsurance vehicle, AXIS Ventures Reinsurance

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Limited, is included in the amounts attributable from noncontrolling interests. After adjusting for the impact of the commodity hedges and recoveries from the third-party capital reinsurance, the net pre-tax impact of the agriculture losses on the quarterly net income attributable to AXIS Capital was $22 million. Business mix changes also contributed to the increase in the reinsurance segment's current accident year loss ratio, which was partially offset by a reduction in attritional losses, most notably in the credit and surety lines of business. Net favorable prior year reserve development was $55 million, or 10.9 points, this quarter compared to $46 million, or 9.3 points, in the third quarter of 2013.

For the nine months ended September 30, 2014, we recognized underwriting income of $304 million compared to $260 million for the same period of 2013; the favorable variance was primarily driven by the reduced level of natural catastrophe and weather-related losses, which was partially offset by an increase in the current accident year loss ratio that was impacted by the same factors as the quarterly result.

Investments

Net investment income of $67 million for the quarter represents a $48 million decrease from the second quarter of 2014, and a $37 million decrease from the third quarter of 2013, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated a $3 million loss in the current quarter, compared to income of $32 million in the second quarter of 2014 and income of $32 million in the third quarter of 2013. For the nine months ended September 30, 2014, net investment income was $264 million, down $31 million from the comparative period in 2013.  The variance was primarily driven by changes in the fair value of our alternative investments.  These investments generated $46 million of income in the first nine months of 2014, compared to income of $87 million in the comparative period in 2013.

Net realized investment gains for the quarter were $77 million, compared to $33 million last quarter and net losses of $5 million in the third quarter of 2013. For the nine months ended September 30, 2014, net realized investment gains were $121 million compared to $56 million in the comparative period in 2013.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Our total capital3 at September 30, 2014 was $7.3 billion, including $1.5 billion of senior notes and $628 million of preferred equity, compared to $6.8 billion at December 31, 2013. The increase was primarily attributable to the issuance, during the first quarter of 2014, of $500 million of senior unsecured notes. Net proceeds from this senior note offering are expected to be used towards the repayment of $500 million of AXIS Capital’s 5.75% senior unsecured notes that mature on December 1, 2014.

Diluted book value per common share, calculated on a treasury stock basis, increased by $0.19 in the current quarter and by $5.28 over the past twelve months, to $49.88 with the increase primarily driven by our operating income. During the third quarter of 2014, the Company declared common dividends of $0.27 per share, with the total common dividends declared of $1.08 per share over the past twelve months. Combined, the growth in the diluted book value per common share adjusted for dividends was $0.46, or 1% for the quarter and $6.36, or 14%, over the past twelve months.

During the quarter, the Company repurchased 3.2 million common shares at an average price of $47.48 per share, for a total cost of $150 million. At October 29, 2014, the Company had $300 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2015.

3 Total capital represents the sum of total shareholders' equity attributable to AXIS Capital and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Thursday, October 30, 2014 at 8:00 AM (Eastern) to discuss the third quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 8-6-4-7-5-2-0. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 1-0-0-5-3-1-3-5. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended September 30, 2014 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at September 30, 2014 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2014 (UNAUDITED) AND DECEMBER 31, 2013

	2014	2013

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,444,684	$11,986,327
Equity securities, available for sale, at fair value	629,502	701,987
Other investments, at fair value	946,836	1,045,810
Short-term investments, at fair value and amortized cost	114,428	46,212
Total investments	14,135,450	13,780,336
Cash and cash equivalents	1,290,377	923,326
Restricted cash and cash equivalents	117,434	64,550
Accrued interest receivable	91,777	97,132
Insurance and reinsurance premium balances receivable	2,112,906	1,688,957
Reinsurance recoverable on unpaid and paid losses	1,947,529	1,929,988
Deferred acquisition costs	556,723	456,122
Prepaid reinsurance premiums	351,488	330,261
Receivable for investments sold	6,472	1,199
Goodwill and intangible assets	88,740	89,528
Other assets	266,151	273,385
Total assets	$20,965,047	$19,634,784

Liabilities
Reserve for losses and loss expenses	$9,751,903	$9,582,140
Unearned premiums	3,142,055	2,683,849
Insurance and reinsurance balances payable	244,815	234,412
Senior notes	1,490,498	995,855
Payable for investments purchased	189,684	21,744
Other liabilities	265,968	248,822
Total liabilities	15,084,923	13,766,822

Shareholders' equity
Preferred shares	627,843	627,843
Common shares	2,190	2,174
Additional paid-in capital	2,273,110	2,240,125
Accumulated other comprehensive income	22,935	117,825
Retained earnings	5,581,942	5,062,706
Treasury shares, at cost	(2,689,531)	(2,232,711)
Total shareholders' equity attributable to AXIS Capital	5,818,489	5,817,962
Noncontrolling interests	61,635	50,000
Total shareholders' equity	5,880,124	5,867,962
Total liabilities and shareholders' equity	$20,965,047	$19,634,784

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	Three months ended		Nine months ended
	2014	2013	2014	2013

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$966,138	$945,242	$2,912,482	$2,765,154
Net investment income	66,562	103,429	264,171	295,450
Net realized investment gains (losses)	77,448	(4,708)	121,329	56,004
Other insurance related income	7,702	725	12,468	1,756
Total revenues	1,117,850	1,044,688	3,310,450	3,118,364

Expenses
Net losses and loss expenses	552,064	501,522	1,662,097	1,582,835
Acquisition costs	185,950	173,682	549,848	488,892
General and administrative expenses	152,916	140,699	456,725	431,207
Foreign exchange losses (gains)	(72,292)	56,860	(58,353)	11,659
Interest expense and financing costs	20,344	15,260	56,913	46,355
Total expenses	838,982	888,023	2,667,230	2,560,948

Income before income taxes	278,868	156,665	643,220	557,416
Income tax expense (benefit)	(4,098)	6,030	9,527	11,500
Net income	282,966	150,635	633,693	545,916
Amounts attributable to (from) noncontrolling interests	(6,160)	—	(3,365)	—
Net income attributable to AXIS Capital	289,126	150,635	637,058	545,916
Preferred shares dividends	10,022	13,514	30,066	30,452
Loss on repurchase of preferred shares	—	—	—	3,081
Net income available to common shareholders	$279,104	$137,121	$606,992	$512,383

Per share data
Net income per common share:
Basic net income	$2.71	$1.23	$5.74	$4.47
Diluted net income	$2.68	$1.21	$5.68	$4.41
Weighted average number of common shares outstanding - basic	102,945	111,676	105,683	114,606
Weighted average number of common shares outstanding - diluted	104,247	113,355	106,953	116,214
Cash dividends declared per common share	$0.27	$0.25	$0.81	$0.75

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	2014			2013
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$555,283	$341,531	$896,814	$574,778	$330,019	$904,797
Net premiums written	363,571	323,652	687,223	393,627	322,762	716,389
Net premiums earned	461,805	504,333	966,138	448,072	497,170	945,242
Other insurance related income	—	7,702	7,702	725	—	725
Net losses and loss expenses	(289,207)	(262,857)	(552,064)	(216,440)	(285,082)	(501,522)
Acquisition costs	(71,264)	(114,686)	(185,950)	(61,087)	(112,595)	(173,682)
Underwriting-related general and
administrative expenses(4)	(85,750)	(36,612)	(122,362)	(82,548)	(35,127)	(117,675)
Underwriting income (4)	$15,584	$97,880	113,464	$88,722	$64,366	153,088

Corporate expenses			(30,554)			(23,024)
Net investment income			66,562			103,429
Net realized investment gains (losses)			77,448			(4,708)
Foreign exchange (losses) gains			72,292			(56,860)
Interest expense and financing costs			(20,344)			(15,260)
Income before income taxes			$278,868			$156,665

Net loss and loss expense ratio	62.6%	52.1%	57.1%	48.3%	57.3%	53.1%
Acquisition cost ratio	15.4%	22.7%	19.2%	13.6%	22.6%	18.4%
General and administrative
expense ratio	18.6%	7.3%	15.9%	18.5%	7.2%	14.8%
Combined ratio	96.6%	82.1%	92.2%	80.4%	87.1%	86.3%

4Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	2014			2013
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,911,102	$2,038,377	$3,949,479	$1,952,548	$1,918,537	$3,871,085
Net premiums written	1,361,351	1,990,607	3,351,958	1,385,892	1,894,344	3,280,236
Net premiums earned	1,368,683	1,543,799	2,912,482	1,272,297	1,492,857	2,765,154
Other insurance related income	—	12,468	12,468	1,756	—	1,756
Net losses and loss expenses	(859,093)	(803,004)	(1,662,097)	(764,768)	(818,067)	(1,582,835)
Acquisition costs	(207,360)	(342,488)	(549,848)	(177,097)	(311,795)	(488,892)
Underwriting-related general and
administrative expenses	(257,208)	(106,987)	(364,195)	(257,962)	(103,411)	(361,373)
Underwriting income	$45,022	$303,788	348,810	$74,226	$259,584	333,810

Corporate expenses			(92,530)			(69,834)
Net investment income			264,171			295,450
Net realized investment gains			121,329			56,004
Foreign exchange (losses) gains			58,353			(11,659)
Interest expense and financing costs			(56,913)			(46,355)
Income before income taxes			$643,220			$557,416

Net loss and loss expense ratio	62.8%	52.0%	57.1%	60.1%	54.8%	57.2%
Acquisition cost ratio	15.2%	22.2%	18.9%	13.9%	20.9%	17.7%
General and administrative
expense ratio	18.7%	6.9%	15.6%	20.3%	6.9%	15.6%
Combined ratio	96.7%	81.1%	91.6%	94.3%	82.6%	90.5%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	Three months ended		Nine months ended
	2014	2013	2014	2013

	(in thousands, except per share amounts)

Net income available to common shareholders	$279,104	$137,121	$606,992	$512,383
Net realized investment (gains) losses, net of tax(1)	(75,966)	4,368	(107,377)	(51,306)
Foreign exchange losses (gains), net of tax(2)	(70,368)	55,188	(57,034)	10,057
Loss on repurchase of preferred shares, net of tax(3)	—	—	—	3,081
Operating income	$132,770	$196,677	$442,581	$474,215

Earnings per common share - diluted	$2.68	$1.21	$5.68	$4.41
Net realized investment (gains) losses, net of tax	(0.73)	0.04	(1.00)	(0.45)
Foreign exchange losses (gains), net of tax	(0.68)	0.49	(0.54)	0.09
Loss on repurchase of preferred shares, net of tax	—	—	—	0.03
Operating income per common share - diluted	$1.27	$1.74	$4.14	$4.08

Weighted average common shares and common share
equivalents - diluted	104,247	113,355	106,953	116,214

Average common shareholders' equity	$5,259,257	$5,047,045	$5,190,383	$5,218,452

Annualized return on average common equity	21.2%	10.9%	15.6%	13.1%

Annualized operating return on average common equity	10.1%	15.6%	11.4%	12.1%

(1)
Tax cost (benefit) of $1,482 and ($340) for the three months ended September 30, 2014 and 2013, respectively, and $13,952 and $4,698 for the nine months ended September 30, 2014 and 2013, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)
Tax cost (benefit) of $1,924 and ($1,672) for the three months ended September 30, 2014 and 2013, respectively, and $1,319 and ($1,602) for the nine months ended September 30, 2014 and 2013, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(3)	Tax impact is nil.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $152,916 and $140,699 for the three months ended September 30, 2014 and 2013, respectively, and $456,725 and $431,207 for the nine months ended September 30, 2014 and 2013, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange gains (losses). We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange gains (or losses) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange gains (or losses) on our available-for-sale investments in other comprehensive income and foreign exchange gains (or losses) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange gains (or losses) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange gains (or losses) in isolation are not a fair representation of the performance of our business.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange gains (losses) reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange gains (losses) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange gains (losses) arising from our underwriting portfolio. As a result, we believe that foreign exchange gains (losses) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com